UNITED STATES
SECURITIES EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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Barr Pharmaceuticals, Inc.

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On July 18, 2008, Barr Pharmaceuticals, Inc. (the “Company”) posted the following information on the Company’s intranet.

Memorandum

To:	All Barr Employees
From:	Bruce Downey, Christine Mundkur, Fred Wilkinson
Date:	July 18, 2008
Subject:	Barr Accepts Acquisition Offer from Teva
We are pleased to announce that Barr’s Board of Directors, with the full support of Barr’s Senior Management Team, has accepted an offer to be acquired by Teva. This offer was announced to the financial community this morning, and the joint press release announcing this potential business combination is available on our website. We are confident you will see coverage about this proposed acquisition in various print, electronic and broadcast media.
The transaction is subject to the approval of a majority of Barr shareholders, and to a Hart-Scott-Rodino review in the United States, and various government approvals in countries in which Barr operates. The close of the transaction, if approved, is anticipated to occur by end of 2008.
The offer by Teva to acquire Barr reflects their appreciation of the value of our vision and our historical success in building a highly successful specialty pharmaceutical company with distinct and unique generic and proprietary products. It also represents recognition of the hard work of all 8,900 people of Barr in creating a successful, competitive company in an increasingly competitive pharmaceutical environment.
Over the past 38 years, Barr’s strength has in large part come from our ability to constantly reinvent our company. Barr was a pioneer in the U.S. generic industry. In the 1990s, we refocused our company to concentrate on products with barriers-to-entry that maximized profitability.
•	In 1994, we demonstrated the significant benefit for consumers of the generic patent challenge process with the historic launch of tamoxifen citrate.

•	In 1997, we demonstrated the value of our barrier-to-entry strategy when we become the first company to launch a generic version of Coumadin.

•	In the late 1990s, we entered the proprietary pharmaceutical arena.

•	In 2001, with the acquisition of Duramed, we solidified our position as a leader in female healthcare with estrogen replacement products, and over the past several years have grown our portfolio of generic and proprietary oral contraceptives to a position of leadership.

•	In the mid 2000s, with the acquisition of ParaGard and the approval of dual label Plan B, we expanded our expertise in marketing unique products and became a leader in contraceptive care in the US.

•	In 2006, we expanded beyond the United States with the acquisition of PLIVA, and now operate in more than 30 countries around the world. This combination also propelled Barr into a leadership role in the development of biologics.
It became clear when we were approached recently by Teva about a possible acquisition that the combination of our two companies — each with unique strengths but also with complementary product development strategies, product portfolios, production capabilities and marketing capabilities — would result in a more successful company in the evolving global generic pharmaceutical marketplace. It was also clear in the offer of acquisition that Teva fairly and equitably valued the current capabilities and future potential of Barr’s contribution to the combined organization.
This proposed acquisition will create many benefits for our shareholders, and given that many of you are shareholders in our Company, we expect that you will benefit from this change of ownership and the formation of a larger, stronger truly international company.
There are many benefits to this business combination. The combined company will have:
•	15.9% market share for all U.S. pharmaceutical companies;

•	23.9% market share for all U.S. generic companies;

•	The leadership position in the generic industry in number of patent challenges and success rate;

•	More than 450 marketed generic products in the U.S.;

•	More than 230 generic applications pending approval at FDA;

•	Approximately 3,700 product registrations pending in markets in Europe and around the world;

•	Approximately 30 proprietary products in 3 specialty pharmaceutical categories;

•	Generic and Proprietary R&D funding in excess of $820 million; and

•	One of the deepest pipelines in the emerging area of generic biologics.
Naturally, you have many questions about how this combination will affect you and your colleagues at Barr. We will not be able to answer many of them immediately, as answers and more details will only be resolved over the next few months, as we move toward a successful completion of the acquisition and work with Teva on the many transition issues.
However, we are committed to communicating with you in a timely and consistent manner during this process. We are beginning this communications process with employee meetings that will be held this week and next with colleagues in the United States and Europe. You will soon receive more information about of those meetings.
In the meantime, we ask that you continue what you have always done — work together to ensure our progress in new product development, sales and marketing, manufacturing, customer service and the regulatory arena.  During the transition we must operate with a “business as usual attitude” so that we continue to meet our commitment to our shareholders, customers and ourselves until the closing of this transaction.
Thank you in advance for your commitment and support.
# # #
Forward-Looking Statements
This communication contains “forward-looking statements” which represent the current expectations and beliefs of management of Barr Pharmaceuticals, Inc. (the “Company”) concerning the proposed merger of the Company with Boron Acquisition Corp., a wholly-owned subsidiary of Teva Pharmaceutical Industries Ltd. (the “merger”) and other future events and their potential effects on the Company. The statements, analyses, and other information contained herein relating to the proposed merger, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions, are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future results and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: the difficulty in predicting the timing and outcome of legal proceedings, including patent-related matters such as patent challenge settlements and patent infringement cases; the difficulty of predicting the timing of FDA approvals; court and FDA decisions on exclusivity periods; the ability of competitors to extend exclusivity periods for their products; market and customer acceptance and demand for our pharmaceutical products; our dependence on revenues from significant customers; reimbursement policies of third party payors; our dependence on revenues from significant products; the use of estimates in the preparation of our financial statements; the impact of competitive products and pricing on products, including the launch of authorized generics; the ability to launch new products in the timeframes we expect; the availability of raw materials; the availability of any product we purchase and sell as a distributor; the regulatory environment in the markets where we operate; our exposure to product liability and other lawsuits and contingencies; the increasing cost of insurance and the availability of product liability insurance coverage; our timely and successful completion of strategic initiatives, including integrating companies (such as PLIVA d.d.) and products we acquire; fluctuations in operating results, including the effects on such results from spending for research and development, sales and marketing activities and patent challenge activities; the inherent uncertainty associated with financial projections; our expansion into international markets through our PLIVA acquisition, and the resulting currency, governmental, regulatory and other risks involved with international operations; our ability to service our significantly increased debt obligations as a result of the PLIVA acquisition; changes in generally accepted accounting principles; the reactions of the Company’s customers and suppliers to the merger; and diversion of management time on merger-related issues. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), specifically as described in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2007. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.
Important Legal Information

In connection with the proposed merger, the Company will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to the stockholders of the Company. Before making any voting decision, the Company’s stockholders are urged to read the proxy statement regarding the merger carefully and in its entirety because it will contain important information about the proposed merger. The Company’s stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Barr Pharmaceuticals, Inc., 225 Summit Avenue, Montvale, NJ, 07645 – Attention: Investor Relations.
The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2007 and the Company’s proxy statement for the Company’s 2008 Annual Meeting of Stockholders. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the merger, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the proposed merger, when filed with the SEC.